SCHEDULE 14A

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Health Management Associates, Inc.

(Name of Registrant as Specified In Its Charter)

Glenview Capital Partners, L.P.

Glenview Capital Master Fund, Ltd.

Glenview Institutional Partners, L.P.

Glenview Offshore Opportunity Master Fund, Ltd.

Glenview Capital Opportunity Fund, L.P.

Glenview Capital Management, LLC

Larry Robbins

(Name of Person(s) Filing Consent Statement, if other than the Registrant)

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On June 25, 2013, Glenview Capital Partners, L.P., Glenview Capital Master Fund, Ltd., Glenview Institutional Partners, L.P., Glenview Offshore Opportunity Master Fund, Ltd., Glenview Capital Opportunity Fund, L.P., Glenview Capital Management, LLC and Larry Robbins posted a list of questions and responses relating to Health Management Associates, Inc. to www.revitalizehma.com. A copy of the list is filed herewith as Exhibit 1.

Exhibit 1

Who is Glenview Capital?

Glenview Capital Management, founded in 2000, is a private investment management firm with more than $6 billion of assets under management. Our firm focuses on delivering attractive absolute returns through an intense focus on deep, fundamental research and individual security selection. We own 14.6% of HMA and our investments in hospitals, which total approximately $2 billion across five major hospital chains, reflects our affinity for the long-term growth and stability of the business.

Is Glenview an activist investor?

Glenview is not an activist investor, but rather a long-term shareholder who was forced into activity by the situational dynamics of HMA. As a result, we have worked quickly to reduce the risk to HMA shareholders while preserving every element of long-term value potential. While the current Board most recently adopted a “poison pill” to deter interested parties from investing more in HMA, Glenview has been working hard to develop a plan for shareholders to exercise their right to choose directors whose sole priority is maximizing value for the true owners of HMA, the shareholders.

Why replace all of the board members?

In order to improve the effectiveness of both management and the Board, one must consider whether this can be done in a piecemeal fashion, or whether it is advisable to pursue a complete turnover of the Board in a manner that provides management capabilities and continuity. We believe the breadth of change that is appropriate at the Board level is directly proportional to the breadth of challenges and the duration of ineffective Board stewardship. After reviewing the specific facts of HMA’s Board, we believe that a complete overhaul of the Board is not only the most appropriate and most effective course of action, but also is the lowest risk alternative.

How can Glenview ensure a smooth transition should it be successful in replacing the entire Board?

The concept of “Primum non nocere” or “First, do no harm” is not only applicable to physicians and emergency personnel but also is instructive to us in our approach to HMA. As a large and important hospital operator in the U.S., we recognize the vital role that the Company plays in delivering critical healthcare services to patients each year. We also recognize that the employees and associates of HMA are engaged in life-saving work and must have an ability to maintain focus, quality and continuity of care through any corporate transition that occurs in a boardroom or management headquarters. It is with this overriding principle that we have sought to fully identify and assemble a Board with broad skills, deep experience and the ability to immediately assume the oversight duties required in this situation, and that concurrently we have identified ready, willing and able management talent with proven track records of success through crisis situations within health care delivery providers. The risk to patients, associates, payors, bondholders and shareholders alike is minimized through an expeditious process and transition, which is why shareholders should act urgently to support such a plan forward.

What role will Glenview have if the entire Board is replaced with your nominees?

While Glenview, as HMA’s largest shareholder, is initiating the process to nominate a highly experienced, well-respected and deeply thoughtful slate of nominees, they are entirely independent of Glenview. As the largest shareholder of HMA, Glenview will continue to engage with the Company as every major shareholder should, but Glenview does not, and will not, have any ongoing relationship with the independent directors if elected.

Does Glenview want to see the Company sold?

We believe that any comprehensive review of alternatives must include both a strong plan of independent value creation as well as an open and unbiased review of potential strategic combinations. In our opinion, such a review cannot be prejudged by us, or any individual shareholder, but rather is best established and executed by highly qualified independent directors.